Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Aaron Feigin

Borland Software Corporation

408-863-2409

afeigin@borland.com

BORLAND SOFTWARE CORPORATION

TO DELAY FILING FORM 10-K

CUPERTINO, Calif. — March 31, 2006 — Borland Software Corporation (NASDAQ:BORL) (“Borland”), the global leader for Software Delivery Optimization (SDO), announced today that the filing of its Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) will be delayed. Borland’s audit committee is currently conducting a review, with the assistance of outside advisors, of third party contractor liabilities and other accrued expenses, and a potential customer refund obligation. In addition, Borland is continuing to assess whether any control deficiencies exist which, either individually or in combination, constitute a material weakness in the Company’s internal controls over financial reporting as of December 31, 2005. Borland and its audit committee are working diligently to complete the review and to finalize and file the 2005 Form 10-K as promptly as possible.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including, without limitation, statements relating to the timing and outcome of the investigation being conducted by the audit committee and the timing and filing of the 2005 Form 10-K. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary, perhaps materially, from those contained or suggested by these statements. Factors that could affect these statements include, but are not limited to, the nature and extent of the audit committee review, the results of the review, any remedial actions that may be required as a result of the review and changes required or requested by Borland’s auditors. More information on risks and uncertainties related to Borland and its business may be found in its quarterly and annual reports filed with the United States Securities and Exchange Commission. Borland assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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